Exhibit 99.2

Allied Capital Issues $325 Million of Unsecured Long-Term Debt

November 18, 2004 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) announced that it has closed on the issuance of $325 million of long-term unsecured five- and seven-year notes in a private placement. The five-year notes, which totaled $252.5 million, have a fixed interest rate of 5.53% and the seven-year notes, which totaled $72.5 million, have a fixed interest rate of 5.99%. The new notes were purchased by a total of 16 institutional investors. Banc of America Securities LLC acted as the placement agent for the issuance.

The proceeds from the offering were used to repay $102 million of long-term unsecured debt that matured on November 15, 2004, and will be used to fund new portfolio investments and for general corporate purposes.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the Company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s mission is to generate solid total returns from a diversified private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of in excess of $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call (202) 331-1112.

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